News Release

Contact
Investors	Ed Kiker	904-357-9186
Media	Mike Bell	904-321-5537

For release at 8 a.m. EDT
Rayonier Reports Second Quarter Results

JACKSONVILLE, FL, July 29, 2014 - Rayonier (NYSE:RYN) today reported second quarter net income attributable to Rayonier of $18 million, or $.14 per share, compared to $87 million, or $.67 per share, in the prior year period. The second quarter results include $12 million of net income from our discontinued Performance Fibers business, which was spun off on June 27, 2014, and $4 million of costs related to the spin-off. The prior period second quarter results included a $16 million gain1 related to the consolidation of the Company's 65 percent owned New Zealand joint venture (JV). Excluding these items, pro forma net income2 is $10 million, or $.08 per share, compared to $23 million, or $.17 per share, in the prior year period.
For the first six months, net income attributable to Rayonier was $62 million, or $.47 per share, compared to $235 million, or $1.80 per share in the prior period. Pro forma net income was $23 million, or $.17 per share, compared to $62 million, or $.47 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2014		June 30, 2013
	$	EPS	$	EPS
Net income attributable to Rayonier	$18	$0.14	$87	$0.67
Cost related to the spin-off of the Performance Fibers business	4	0.03	—	—
Gain related to consolidation of New Zealand JV1	—	—	(16)	(0.13)
Discontinued operations, net[3]	(12)	(0.09)	(48)	(0.37)
Pro forma net income[2]	$10	$0.08	$23	$0.17
The following table summarizes the year-to-date and comparable prior period results:

	Six Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2014		June 30, 2013
	$	EPS	$	EPS
Net income attributable to Rayonier	$62	$0.47	$235	$1.80
Cost related to the spin-off of the Performance Fibers business	4	0.03	—	—
Gain related to consolidation of New Zealand JV1	—	—	(16)	(0.13)
Discontinued operations, net[3]	(43)	(0.33)	(157)	(1.20)
Pro forma net income[2]	$23	$0.17	$62	$0.47
Cash provided by operating activities was $226 million compared to $236 million in the first six months of 2013. Cash available for distribution (CAD)4 was $90 million versus $92 million in 2013.
“We accomplished a significant strategic milestone in the second quarter with the successful spin-off of the Performance Fibers business into Rayonier Advanced Materials," said David Nunes, President and CEO. "At the same time, we continued to generate strong results with pro forma operating income5 of $56 million for the first half of 2014, up

225 Water Street, Jacksonville, FL 32202 904-357-9100

significantly from $38 million in 2013. In Forest Resources, we leveraged local market dynamics and unusually wet weather to realize higher timber prices in the Atlantic and Gulf regions. While high log inventories in China translated to softer delivered log prices in the Pacific Northwest and New Zealand, our results benefited from a higher mix of stumpage sales in the Pacific Northwest, much of which was sold during the first quarter when the market enjoyed stronger pricing. In Real Estate, improved results reflected the sale of a non-strategic timberland parcel in Florida, for which the proceeds were reinvested in a highly productive timberland property acquired in Georgia."

Forest Resources
Second quarter sales of $101 million were $8 million below the prior year period, while operating income of $22 million was slightly higher. Year-to-date sales of $206 million increased $40 million from 2013, while operating income of $49 million rose $15 million above prior year results.
In the Atlantic region, second quarter and year-to-date operating results improved compared to the respective 2013 periods, as higher pine prices continued due to strong pulpwood demand and restricted supply, partially offset by lower volumes. Second quarter and year-to-date operating results in the Gulf region also improved due to higher pine prices and non-timber income, partially offset by lower volumes. Unusually wet weather conditions in both regions hindered harvest efforts during the second quarter.
In the Pacific Northwest, second quarter results were comparable to the prior year period as lower costs offset reduced volumes due to high China inventories. Year-to-date results compared to 2013 increased significantly due to higher prices and volumes that benefited from the surge in China demand earlier in the year.
Second quarter operating results in New Zealand were slightly lower than 2013 as prices declined in the export market due to the high China inventories and were only partially offset by higher domestic prices and volumes. Year-to-date results were slightly higher compared to 2013, reflecting the lower 26 percent JV ownership in first quarter 2013, partially offset by lower export results.
Real Estate
Sales of $34 million and operating income of $28 million in the second quarter increased $21 million and $22 million, respectively, from the prior year period. On a year-to-date basis, sales increased $2 million, while operating results increased $6 million. These increases were largely due to the aforementioned sale of a 19,500-acre non-strategic timberland parcel in Florida. Second quarter 2014 operating income also included a $6 million settlement of a bankruptcy claim related to a 2006 sale.
Other Items
Excluding the gain related to the consolidation of the New Zealand JV in the second quarter of 2013, corporate and other operating expenses of $10 million in the second quarter of 2014 improved $2 million due primarily to lower benefit costs. On a year-to-date basis, corporate and other expenses were comparable. Although all periods have been restated to present the Performance Fibers business as discontinued operations, general corporate expenses previously allocated to Performance Fibers are not permitted to be allocated to discontinued operations under generally accepted accounting principles. Going forward, the Company expects annual corporate expenses to approximate $20 million.
Interest and other expenses of $20 million in the second quarter were $11 million above the prior year period due to $5 million of interest related to early repayment of debt in connection with the spin-off and unfavorable mark-to-market valuations on New Zealand interest rate swaps. In addition, other expenses in the second quarter included a $4 million asset write-off related to the spin-off of the Performance Fibers business.
The second quarter income tax benefit from continuing operations before discrete items was $1 million compared to an income tax benefit of $10 million in 2013. The income tax benefit represents tax benefits from losses at Rayonier's taxable operations and interest and general administrative expenses not allowed to be allocated to the discontinued operations of the Performance Fibers business. Including discrete items, the second quarter income tax expense from continuing operations was $14 million compared to an income tax benefit of $16 million in the second quarter of 2013. In the second quarter of 2014, a $16 million valuation allowance related to the cellulosic biofuel producer credit (CBPC) was recorded reflecting Rayonier's limited potential use of the CBPC going forward.

225 Water Street, Jacksonville, FL 32202 904-357-9100

The year-to-date income tax benefit from continuing operations before discrete items was $7 million compared to $16 million in 2013. Including discrete items, the income tax expense from continuing operations was $6 million compared to a $42 million tax benefit in 2013. Aside from the $16 million CBPC valuation allowance recorded in 2014, the prior year amount included a $19 million tax benefit from the exchange of the alternative fuel mixture credit for CBPC.

Outlook
"With the successful completion of the spin-off, we have positioned Rayonier as an international pure-play timberland REIT," commented Nunes. "We look to our portfolio of highly-productive timberlands to generate increasing cash flow as U.S. housing starts gradually improve. We anticipate 2014 results from our timberlands in the U.S. South will be well above the prior year as demand continues to improve. In the Pacific Northwest and New Zealand, we expect higher log inventories in China to result in lower prices in the second half of 2014. Accordingly, we anticipate Forest Resources' full year results will be modestly below our earlier guidance, but well above 2013. In Real Estate, we expect 2014 results will be comparable to 2013.

"We are committed to creating shareholder value from an attractive, growing dividend funded by recurring, operational cash flow from our Forest Resources and Real Estate segments. Operational cash flows are expected to benefit from gradually improving U.S. housing starts, continued investments in advanced silviculture, and incremental harvest volumes from timberland acquisitions. Through the first half of 2014, we acquired 35,000 acres of highly productive timberlands for $75 million. We are pleased with the quality of these assets and look to further utilize our strong balance sheet while maintaining a disciplined approach to pursuing other timberland properties to add to our portfolio," concluded Nunes.

Further Information
A conference call will be held on Tuesday, July 29, 2014 at 2 p.m. EDT to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (888) 989-7543, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1The $16 million gain includes the recognition of a $10.1 million deferred gain based on the original sale of Rayonier's New Zealand operations to the joint venture in 2005 and a $6 million benefit due to the required fair market value remeasurement of Rayonier's equity interest in the JV held before the purchase of the additional interest.
2 Pro forma net income is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
3 Discontinued operations include Performance Fibers and charges related to environmental liabilities in the current and prior period and Wood Products in the prior six month period.
4 CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
5 Pro forma operating income is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
Comprised of Forest Resources and Real Estate businesses, Rayonier Inc. is a geographically diverse global land resources company. The company owns, leases, or manages 2.6 million acres of high-quality timberlands in North America and New Zealand. Its holdings include 2.3 million acres across ten U.S. states and approximately 200,000 high-value acres with residential, commercial and industrial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.
___________________________________________________________________________
Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier's future events, developments or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend," "project," "anticipate" and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward- looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-Q, 10-K, 8-K and other reports to the SEC.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect tax treatment of our specific businesses or reduce the benefits associated with REIT status.
In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
Additional factors are described in the company's most recent Form 10-K and 10-Q and other reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

225 Water Street, Jacksonville, FL 32202 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
June 30, 2014 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
SALES	$163.1	$143.2	$154.9	$306.3	$261.9
Costs and Expenses
Cost of sales	121.1	113.9	127.9	235.0	204.5
Selling and general expenses	13.9	13.2	14.7	27.1	28.1
Other operating income, net	(11.5)	(0.3)	(4.0)	(11.8)	(8.4)
OPERATING INCOME BEFORE GAIN ON CONSOLIDATION OF NEW ZEALAND JOINT VENTURE	39.6	16.4	16.3	56.0	37.7
Gain related to consolidation of New Zealand joint venture	—	—	16.1	—	16.1
OPERATING INCOME	39.6	16.4	32.4	56.0	53.8
Interest expense	(15.6)	(10.7)	(11.4)	(26.3)	(19.8)
Interest and miscellaneous (expense) income, net	(4.4)	(1.0)	2.7	(5.4)	2.7
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	19.6	4.7	23.7	24.3	36.7
Income tax (expense) benefit	(13.5)	7.6	15.9	(5.9)	42.2
INCOME FROM CONTINUING OPERATIONS	6.1	12.3	39.6	18.4	78.9
Income from discontinued operations, net	12.0	31.0	48.3	43.1	156.7
NET INCOME	18.1	43.3	87.9	61.5	235.6
Less: Net (loss) income attributable to noncontrolling interest	(0.3)	(0.1)	0.7	(0.3)	0.7
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$18.4	$43.4	$87.2	$61.8	$234.9
EARNINGS PER COMMON SHARE
BASIC EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.05	$0.10	$0.31	$0.15	$0.62
Discontinued Operations	0.10	0.24	0.38	0.34	1.26
Net Income	$0.15	$0.34	$0.69	$0.49	$1.88
DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.05	$0.10	$0.30	$0.14	$0.60
Discontinued Operations	0.09	0.24	0.37	0.33	1.20
Net Income	$0.14	$0.34	$0.67	$0.47	$1.80

Pro forma Net Income (a)	$0.08	$0.10	$0.17	$0.17	$0.47

Weighted Average Common
Shares used for determining
Basic EPS	126,434,376	126,344,987	126,027,297	126,390,891	125,257,876
Diluted EPS (b)	132,299,665	128,424,493	130,767,249	132,118,689	130,585,819
(a) Pro forma Net Income per share is a non-GAAP measure. See Schedule E for a reconciliation to the nearest GAAP measure.
(b) The shares used for the assumed conversion of the Company's exchangeable notes increased in the second quarter of 2014 due to a lower adjusted exchange price as a result of the spin-off.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2014 (unaudited)
(millions of dollars)

	June 30,	December 31,
	2014	2013 (a)
Assets
Cash and cash equivalents	$222.1	$199.6
Restricted cash	75.0	—
Other current assets	63.1	319.5
Timber and timberlands, net of depletion and amortization	2,121.6	2,049.4
Property, plant and equipment	13.9	1,981.1
Less - accumulated depreciation	(7.8)	(1,120.3)
Net property, plant and equipment	6.1	860.8
Other assets	148.1	256.2
	$2,636.0	$3,685.5
Liabilities and Shareholders' Equity
Current maturities of long-term debt	$—	$112.5
Other current liabilities	91.4	163.6
Long-term debt	770.1	1,461.7
Non-current liabilities for dispositions and discontinued operations	—	69.5
Other non-current liabilities	54.7	122.9
Total Rayonier Inc. shareholders’ equity	1,621.0	1,661.2
Noncontrolling interest	98.8	94.1
Total shareholders' equity	1,719.8	1,755.3
	$2,636.0	$3,685.5

(a)	Includes the Performance Fibers business that was spun-off on June 27, 2014.

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
June 30, 2014 (unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2014	2013
Cash provided by operating activities:
Net income	$61.5	$235.6
Depreciation, depletion and amortization	54.5	50.3
Non-cash cost of real estate sold	3.3	2.6
Gain on sale of discontinued operations, net	—	(42.7)
Depreciation, depletion and amortization from discontinued operations	38.0	29.4
Other items to reconcile net income to cash provided by operating activities	21.8	13.0
Changes in working capital and other assets and liabilities	47.3	17.8
Tax payment to IRS to exchange AFMC for CBPC	—	(70.3)
	226.4	235.7
Cash used for investing activities:
Capital expenditures	(80.5)	(74.6)
Purchase of additional interest in New Zealand joint venture	—	(139.9)
Purchase of timberlands	(74.8)	(10.4)
Jesup mill cellulose specialties expansion (gross purchases of $0 and $114.5, net of purchases on account of $0 and $14.3)	—	(100.2)
Proceeds from disposition of Wood Products business	—	73.0
Change in restricted cash	63.1	7.6
Other	(0.5)	0.5
	(92.7)	(244.0)
Cash (used for) provided by financing activities:
Increase in debt, net of issuance costs	119.0	182.0
Dividends paid	(124.6)	(113.2)
Proceeds from the issuance of common shares	3.3	6.6
Excess tax benefits on stock-based compensation	—	7.4
Repurchase of common shares	(1.8)	(11.3)
Purchase of timberland deeds for Rayonier Advanced Materials	(12.7)	—
Debt issuance funds distributed to Rayonier Advanced Materials	(924.9)	—
Proceeds from spin-off of Rayonier Advanced Materials	906.2	—
Change in restricted cash reserved for dividends	(75.0)	—
Other	(0.7)	—
	(111.2)	71.5
Effect of exchange rate changes on cash	—	(0.2)
Cash and cash equivalents:
Change in cash and cash equivalents	22.5	63.0
Balance, beginning of year	199.6	280.6
Balance, end of period	$222.1	$343.6

C

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME
June 30, 2014 (unaudited)
(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
Sales
Forest Resources	$101.1	$104.7	$109.1	$205.8	$166.2
Real Estate	34.0	5.5	13.4	39.5	37.7
Other Operations	29.2	35.7	32.7	64.9	58.5
Intersegment Eliminations	(1.2)	(2.7)	(0.3)	(3.9)	(0.5)
Total sales	$163.1	$143.2	$154.9	$306.3	$261.9

Pro forma operating income (a)
Forest Resources	$21.6	$27.5	$20.9	$49.1	$34.1
Real Estate	28.1	0.7	6.1	28.8	22.9
Other Operations	(0.1)	(0.4)	1.6	(0.5)	1.7
Corporate and other (a)	(10.0)	(11.4)	(12.3)	(21.4)	(21.0)
Pro forma operating income (a)	$39.6	$16.4	$16.3	$56.0	$37.7

(a)
The three and six months ended June 30, 2013 exclude a $16.1 million gain related to the consolidation of the New Zealand joint venture. Pro forma operating income is a non-GAAP measure. See Schedule E for reconciliation.

D

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
June 30, 2014 (unaudited)
(millions of dollars except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Six Months Ended
	June 30,	June 30,
	2014	2013
Cash provided by operating activities	$226.4	$235.7
Capital expenditures (b)	(80.5)	(74.6)
Change in committed cash	4.8	0.5
Excess tax benefits on stock-based compensation	—	7.4
Other	3.7	0.9
Discontinued operations	(64.1)	(78.1)
Cash Available for Distribution	$90.3	$91.8

(a) Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, strategic divestitures, the change in committed cash, and other items which include cash provided by discontinued operations, excess tax benefits on stock-based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company's common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b) Capital expenditures exclude strategic capital of $74.8 million for timberland acquisitions during the six months ended June 30, 2014. For the six months ended June 30, 2013, strategic capital totaled $139.9 million for the additional interest in the New Zealand joint venture and $10.4 million for timberland acquisitions.

PRO FORMA OPERATING INCOME AND NET INCOME:
	Three Months Ended
	June 30, 2014		March 31, 2014		June 30, 2013
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Operating income	$39.6		$16.4		$32.4
Gain related to consolidation of New Zealand joint venture	—		—		(16.1)
Pro forma operating income	$39.6		$16.4		$16.3

Net income attributable to Rayonier Inc.	$18.4	$0.14	$43.4	$0.34	$87.2	$0.67
Gain related to consolidation of New Zealand joint venture	—	—	—	—	(16.1)	(0.13)
Cost related to the spin-off of the Performance Fibers business	3.8	0.03	—	—	—	—
Discontinued operations, net	(12.0)	(0.09)	(31.0)	(0.24)	(48.3)	(0.37)
Pro forma net income	$10.2	$0.08	$12.4	$0.10	$22.8	$0.17

			Six Months Ended
			June 30, 2014		June 30, 2013
			$	Per Diluted Share	$	Per Diluted Share
Operating income			$56.0		$53.8
Gain related to consolidation of New Zealand joint venture			—		(16.1)
Pro forma operating income			$56.0		$37.7

Net income attributable to Rayonier Inc.			$61.8	$0.47	$234.9	$1.80
Gain related to consolidation of New Zealand joint venture			—	—	(16.1)	(0.13)
Cost related to the spin-off of the Performance Fibers business			3.8	0.03	—	—
Discontinued operations			(43.1)	(0.33)	(156.7)	(1.20)
Pro forma net income			$22.5	$0.17	$62.1	$0.47

E